Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Geezeo Discloses Data Security Incident Regarding a 2012 Data File
MONETT, Mo. – October 24, 2019 – Jack Henry & Associates, Inc.® (NASDAQ:JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, announced today that Geezeo, a subsidiary it acquired in July 2019, was recently informed by a third-party service provider that in May of this year, prior to its acquisition by Jack Henry, there was a security incident at that provider that involved a Geezeo account.

Upon notification by the third-party provider, Geezeo immediately began investigating. In reviewing the information from the third-party provider, Geezeo discovered that its information was impacted and a 2012 data file may have been accessed.

There was no impact on Geezeo’s or Jack Henry’s operations and it does not appear that any password, security code, access code or other similar information that would permit access to a consumer’s financial account was accessed.

Geezeo has contacted all financial institutions that were affected. Proper remediation steps have been taken to contain the incident and to secure the company’s systems to help ensure that future incidents of this nature cannot occur. The appropriate regulatory bodies and federal law enforcement have been notified.

Charlie Wright, Chief Risk Officer of Jack Henry & Associates, said, “Safeguarding our clients’ information is essential to our mission. Although the incident occurred prior to our acquisition of Geezeo, I am grateful it has been contained. We appreciate the understandable worry the incident has caused for the small number of financial institutions that were affected.”

About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. The S&P 500 company’s solutions serve more than 9,000 customers nationwide and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.
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